Exhibit 99.1

BigCommerce Merchants See 14% GMV Increase on Thanksgiving, and 6% GMV Increase on Black Friday

The first two days of Cyber Week marked a solid start to the season for BigCommerce customers, despite retailers starting holiday promotions earlier

AUSTIN, Texas — November 25, 2023 — BigCommerce (Nasdaq: BIGC), a leading Open SaaS ecommerce platform for fast-growing and established B2C and B2B brands, today reported its customers experienced significant increases in sales on Thanksgiving Day and Black Friday compared to last year during the critical start of Cyber Week.

BigCommerce stores experienced a double-digit 14% increase in gross merchandise value (GMV) on Thanksgiving Day 2023 compared to 2022 on a same-store basis — a significant outpacing of the broader global online industry increase of only 1%, according to Salesforce. Additionally, BigCommerce total orders increased by 5% on Thanksgiving, and average order value (AOV) was 8% higher YoY, on a same-store basis, whereas Salesforce reported a global online AOV increase of only 2%. BigCommerce customers have experienced positive year-over-year growth in GMV, AOV and orders each Thanksgiving Day since 2017.

On Black Friday, BigCommerce customer GMV increased 6%, bolstered by a 5% increase in total orders and a 1% increase in AOV, compared to Black Friday 2022 on a same-store basis. Overall global sales on Black Friday were up 8% over 2022, according to Salesforce.

“On Thanksgiving Day and Black Friday, BigCommerce customers grew sales 9% relative to the same days last year on a same-store basis, which is higher than industry-wide US ecommerce growth through the first three quarters of the year,” said Brent Bellm, CEO at BigCommerce. “We attribute the above average performance of BigCommerce merchants to our platform’s leading enterprise capabilities, performance and strong sitewide conversion rates.”

The National Retail Federation (NRF) projects 2023 U.S. holiday sales to be up 3-4% over 2022 to between $957.3 billion and $966.6 billion. That increase is consistent with the average annual holiday increase of 3.6% from 2010 to 2019, prior to the unprecedented growth seen the past three years when trillions of dollars of stimulus led to larger retail spending during the pandemic.

Early holiday shopping results in October pointed to consumers’ resilience with a 5.9% year-over-year increase in online spending reported by Adobe Analytics. Similarly, BigCommerce customers saw positive numbers when it came to online orders, GMV and AOV for the month of October versus the previous year.

In Q3 across all Enterprise stores using BigCommerce’s hosted Stencil platform, checkout, a flagship payment processor, PayPal Wallet and ApplePay, BigCommerce customers’ sitewide conversion rate averaged 2.69%, which is 34% higher than the Q3 internet average, reported by IRP Commerce.

In Q3, sitewide checkout conversion for enterprise customers using BigCommerce’s native checkout, a flagship payment processor, PayPal Wallet and ApplePay, averaged 61.4%. That 61% checkout conversion is substantially better than claims made by one large competitor. BigCommerce delivers higher checkout conversion due to an optimized one-page experience, choice of best-in-market payment providers, optimal integrations and unmatched customization capabilities for a SaaS platform.

Exhibit 99.1

The first two days of Cyber Week paint a clear picture of what many retailers suspected heading into this holiday season: the retail landscape has returned to more traditional growth rates after a pandemic-driven boom.

For more results and analysis, read the full report on the BigCommerce blog.

Methodology

BigCommerce’s holiday shopping data is based on a comparison of year-over-year same-store sales metrics, which refers to active stores that have been operating on BigCommerce’s platform for at least one year and represents the applicable period-on-period change that occurred Nov. 24-25, 2022, and Nov. 23-24, 2023. It contains information from thousands of small, mid-sized and enterprise retailers selling on the BigCommerce platform. Unless otherwise noted, the data is global for all same-store sales metrics.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open software-as-a-service (SaaS) ecommerce platform that empowers brands and retailers of all sizes to build, innovate and grow their businesses online. BigCommerce provides its customers sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries use BigCommerce to create beautiful, engaging online stores, including Ben & Jerry’s, Molton Brown, S.C. Johnson, Skullcandy, Solo Stove, Ted Baker and Vodafone. Headquartered in Austin, BigCommerce has offices in London, Kyiv, San Francisco, and Sydney. For more information, please visit www.bigcommerce.com or follow us on Twitter, LinkedIn, Instagram and Facebook.

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact:

Brad Hem

pr@bigcommerce.com